PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
August 6, 2015		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS SECOND QUARTER 2015 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its second quarter 2015 results today. As previously announced, the Company's quarterly conference call to discuss the second quarter results is today at 11:00 a.m. Eastern Time and may be accessed at 1-888-339-0823 or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on our website (www.dynexcapital.com).
Second Quarter 2015 Highlights

•	Comprehensive loss of $(0.21) per common share comprised of net income to common shareholders of $0.52 per common share and other comprehensive loss of $(0.73) per common share.

•	Core net operating income, a non-GAAP measure, of $0.21 per common share

•	Net interest spread of 1.97% and adjusted net interest spread, a non-GAAP measure, of 1.86%

•	Book value per common share of $8.53 at June 30, 2015, a decline of 4.8% from $8.96 at March 31, 2015

•	Overall leverage of 6.2x at June 30, 2015 versus 5.7x at March 31, 2015

•	Repurchased 0.8 million shares of common stock at a weighted average repurchase price of $7.76

•	Constant prepayment rate on Agency RMBS of 16.7% during the second quarter of 2015 versus 12.4% during the first quarter

•	Diversified financing through admission of wholly-owned subsidiary to membership in the Federal Home Loan Bank of Indianapolis

Second Quarter 2015 Results
The Company reported a comprehensive loss to common shareholders of $(11.5) million, or $(0.21) per common share, during the second quarter of 2015 due primarily to the decline in unrealized gain on MBS, net of hedges, that was driven by spread widening across our investment portfolio and the increase in interest rates during the quarter, particularly in the 5-10 year part of the yield curve. Net income to common shareholders, which includes $17.1 million in gain on derivative hedge instruments but does not include changes in unrealized gain (loss) on the Company's available for sale investments, increased to $28.2 million, or $0.52 per common share, for the second quarter of 2015 compared to a net loss of $(11.8) million, or $(0.21) per common share, for the first quarter of 2015. Core net operating income, a non-GAAP measure which excludes changes in unrealized gain on MBS and derivative hedge instruments as well as certain other items, was $11.6 million, or $0.21 per common share, for the second quarter of 2015. Core net operating income declined from $0.23 per common share in the first quarter of 2015 due to an increase in premium amortization on Agency RMBS of $1.8 million, or $0.03 per common share, from faster prepayment speeds as well as an increase in net periodic interest costs related to hedging activity and an increase in operating expenses during the second quarter of $0.5 million, or $0.01 per common share. Partially offsetting the additional Agency RMBS premium amortization was an increase of approximately $0.7 million, or $0.01 per common share, in net prepayment compensation on CMBS and CMBS IO received during the quarter. Actual prepayment speeds on the Company's Agency RMBS as measured by constant prepayment rate, or CPR, were 16.7% during the second quarter of 2015 versus 12.4% during the first quarter of 2015 as the decline in interest rates in the first quarter of 2015 led to faster prepayment speeds in the second quarter.
Net interest income and net interest spread were $19.0 million and 1.97% for the second quarter of 2015 compared to $18.7 million and 1.93% for the first quarter of 2015. Net interest income and net interest spread increased from the addition of new investments during the quarter and a decline in our funding costs as a result of a decrease in the amortization of de-designated cash flow hedging instruments coupled with an a change in the mix of investments financed during the second quarter. Both measures were negatively impacted by the net increase in investment premium amortization on Agency RMBS discussed above. Because net interest income and net interest spread do not include the impact of net periodic interest costs of our hedges, management uses adjusted net interest income and adjusted net interest spread, both non-GAAP measures, in its analysis of the Company's results. Adjusted net interest spread declined 10 basis points from the first quarter of 2015 to 1.86% for the second quarter of 2015 primarily because of an increase in effective borrowing costs as a result of a net $270 million increase in the average notional balance of outstanding effective swaps during the quarter as well as slight increase in the net weighted average pay-fixed rate on our effective interest rate swaps.
Book Value
Book value per common share declined $(0.43) per common share from $8.96 at March 31, 2015 to $8.53 at June 30, 2015. Approximately $(0.42) of the decline in book value per share is related to the decline in the fair value of MBS, comprised of a $(0.40) decline in the net unrealized gain on MBS, net of the related hedges, and a $(0.02) realized loss on MBS sales during the quarter. As noted earlier, the decline in unrealized gain was due primarily to spread widening across our investment portfolio and the increase in interest rates during the quarter, particularly in the 5-10 year part of the yield curve.
Investments
Below is a summary of the activity in the Company's MBS portfolio during the second quarter of 2015:

($ in thousands)	RMBS	CMBS	CMBS IO	Total
Balance at March 31, 2015	$2,121,522	$994,012	$764,189	$3,879,723
Purchases	9,251	323,059	83,775	416,085
Principal payments	(122,271)	(14,085)	—	(136,356)
Sales	(97,900)	(99,709)	(30,766)	(228,375)
Net premium amortization	(6,268)	(1,487)	(29,903)	(37,658)
Change in net unrealized gain	(7,180)	(22,952)	(10,404)	(40,536)
Balance at June 30, 2015	$1,897,154	$1,178,838	$776,891	$3,852,883
    The percentage of our portfolio invested in CMBS increased during the second quarter as we reinvested principal payments and sales proceeds on RMBS into CMBS. Our allocation overall to Agency MBS remained unchanged at approximately 84% as of June 30, 2015 compared to March 31, 2015 as our investment activity during the quarter was substantially in Agency MBS.
The following table presents information for the Company's MBS portfolio by category:

	As of June 30, 2015					2Q2015
($ in thousands)	Par Balance (Notional for CMBS IO) (1)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	Effective Yield (2)
RMBS:
Agency	$1,741,996	$90,244	$1,832,240	$1,823,272	3.05%	1.75%
Non-Agency	73,896	(62)	73,834	73,882	3.55%	3.63%
	1,815,892	90,182	1,906,074	1,897,154	3.07%	1.82%
CMBS:
Agency	952,322	16,331	968,653	966,903	3.45%	3.07%
Non-Agency	214,220	(8,384)	205,836	211,935	4.22%	4.46%
	1,166,542	7,947	1,174,489	1,178,838	3.59%	3.38%
CMBS IO:
Agency	11,198,955	426,897	426,897	435,661	0.72%	3.83%
Non-Agency	9,572,727	338,247	338,247	341,230	0.61%	3.89%
	20,771,682	765,144	765,144	776,891	0.67%	3.86%

	$2,982,434	$863,273	$3,845,707	$3,852,883		2.62%

(1)	Total par balance excludes notional amounts of CMBS IO.
(2) Effective yield is weighted by the average balance of investments, which in turn is calculated using daily amortized cost basis.

The average effective yield on the Company's MBS portfolio was 2.62% for the second quarter of 2015 versus 2.61% for the first quarter. The increase in the projected prepayment speeds on Agency RMBS discussed above resulted in additional amortization expense decreasing the overall portfolio yield by approximately 3 basis points for the second quarter of 2015 compared to the first quarter of 2015. This impact was largely offset by the prepayment compensation received on CMBS and CMBS IO that paid off prior to the end of their prepayment protection period, which added approximately 2 basis points to the overall portfolio yield for the second quarter of 2015. The overall MBS effective yield was otherwise relatively flat as a result of the shift in the portfolio composition away from Agency RMBS, which generally have lower yields, to Agency CMBS. The average balance of Agency RMBS as a percentage of the average MBS balance decreased from 60% for the first quarter of 2015 to 53% for the second quarter of 2015, whereas Agency CMBS increased from 12% to 19% for the same periods.
Portfolio Financing
The following table presents repurchase agreements by the type of security pledged as collateral as of the dates indicated:

	June 30, 2015		March 31, 2015
($ in thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Agency RMBS	$1,786,642	0.40%	$1,901,144	0.40%
Non-Agency RMBS	57,775	1.61%	59,396	1.54%
Agency CMBS	740,454	0.36%	451,290	0.36%
Non-Agency CMBS	168,920	1.04%	143,107	1.07%
Agency CMBS IO	360,837	0.94%	346,527	0.93%
Non-Agency CMBS IO	280,125	1.06%	275,257	1.05%
Securitization financing bonds	8,211	1.54%	9,122	1.53%
	$3,402,964	0.56%	$3,185,843	0.56%
The combined weighted average original term to maturity for our repurchase agreements was 88 days as of June 30, 2015 and 144 days as of December 31, 2014.
Overall leverage increased in the second quarter by 0.5x to 6.2x total shareholders' equity at June 30, 2015 from 5.7x at March 31, 2015. The increase in our borrowings, which occurred because of our investment purchases during the quarter, resulted in 0.2x of our leverage increase. The decline in net unrealized gain on investments, which occurred because of increases in interest rates and spread widening across our investment portfolio, and our common share repurchases lowered total shareholders' equity during the quarter, resulting in the remaining 0.3x of our leverage increase.
A wholly owned subsidiary of the Company became a member of the Federal Home Loan Bank (FHLB) of Indianapolis during the second quarter. As a member, the subsidiary has access to various services offered by the FHLB system including secured advances which the Company anticipates utilizing to finance certain of its investments. The Company had FHLB advances of $108.1 million outstanding as of June 30, 2015, which had a weighted-average rate of 0.22%, an original term of 30 days, and were collateralized by Agency CMBS.
Hedging Activities
The Company added net pay-fixed interest rate swaps with a notional amount of $700.0 million during the quarter, which included $325.0 million of current pay-fixed interest rate swaps with a weighted average pay-fixed rate of 1.76% and $375.0 million of forward starting interest rate swaps with a weighted average pay-fixed rate of 2.83%. The Company also terminated $145.0 million of pay-fixed interest rate swaps and $2.6 billion of Eurodollar futures, resulting in a realized net gain of $0.6 million. Subsequent to quarter end the Company terminated its

Eurodollar futures contracts in 2016 and 2017 and added $1.25 billion in 18-month forward-starting interest rate swaps, which become effective in April 2016.
The following table summarizes certain information with respect to our derivatives as of June 30, 2015:

Effective Period	Interest Rate Swaps - Payers Net of Receivers (1)	Weighted-Average Rate: Interest Rate Swaps - Payers Net of Receivers (1)	Eurodollar Futures (2)	Weighted-Average Rate: Eurodollar Futures (1)	Total Weighted Average Notional Outstanding (1)	Weighted Average Rate (1)
($ in thousands)
Remainder of 2015	$965,272	1.58%	$—	—%	$965,272	1.58%
2016	1,160,628	1.58%	1,026,298	1.83%	2,186,926	1.69%
2017	1,053,178	1.64%	1,113,767	2.99%	2,166,945	2.34%
2018	980,000	1.70%	681,027	3.74%	1,661,027	2.53%
2019	914,164	1.76%	487,055	4.00%	1,401,219	2.54%
2020	718,975	2.19%	194,604	4.56%	913,579	2.70%
2021	660,000	2.44%	—	—%	660,000	2.44%
2022	588,082	2.52%	—	—%	588,082	2.52%
2023	467,534	2.62%	—	—%	467,534	2.62%
2024	467,104	2.63%	—	—%	467,104	2.63%
2025	137,671	2.80%	—	—%	137,671	2.80%
(1) Amounts shown are net of interest rate swaps with fixed receive rates.
(2) Eurodollar futures are presented on the weighted average basis outstanding for the period indicated.
The following table details the components of our gain on derivative instruments, net recognized in our consolidated statement of comprehensive income for the second quarter of 2015:

($ in thousands)	Realized Gains (Losses)	Change in Fair Value of Derivative Instruments	Periodic Interest Costs (1)	Gain (Loss) on Derivative Instruments, Net
Receive-fixed interest rate swaps	$—	$(2,922)	$1,176	$(1,746)
Pay-fixed interest rate swaps	917	18,315	(2,969)	16,263
Eurodollar futures	(288)	2,861	—	2,573
Total	$629	$18,254	$(1,793)	$17,090

(1)	Amounts represent interest earned or incurred related to interest rate swaps effective during the quarter.
Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted return on average common equity, effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread. Management presents this information because net income (loss) includes material fair value adjustments on the Company's derivatives but does not include corresponding fair value adjustments on investments. In addition, net interest income and net interest spread exclude the net periodic interest costs of the Company's derivative instruments. Management believes these non-GAAP measures coupled with the GAAP measures more clearly explains the Company's performance from period to period. Management uses these measures in its internal analysis of financial and operating performance and believes that it provides better transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers even though peer companies may present its non-GAAP measures on a different basis than the Company's. Because these non-GAAP financial measures exclude certain items used to compute GAAP net income to common shareholders and GAAP interest expense, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. In addition, because not all companies use identical calculations, the Company's presentation of core net operating income, adjusted return on average common equity, effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread may not be comparable to other similarly-titled measures of other companies. Schedules reconciling these non-GAAP financial measures to GAAP are provided as a supplement to this release.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, prepayment rates on our investment portfolio and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies including the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government regulatory and monetary policy, the impact of regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with and furnished to the Securities and Exchange Commission.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	June 30, 2015	December 31, 2014
ASSETS	(unaudited)
Mortgage-backed securities	$3,852,883	$3,516,239
Mortgage loans held for investment, net	29,858	39,700
Investment in limited partnership	10,733	4,000
Cash and cash equivalents	56,463	43,944
Restricted cash	57,880	42,263
Derivative assets	20,804	5,727
Receivable for securities sold	96,168	—
Principal receivable on investments	10,584	7,420
Accrued interest receivable	21,315	21,157
Other assets, net	12,354	7,861
Total assets	$4,169,042	$3,688,311

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,402,964	$3,013,110
FHLB advances	108,076	—
Payable for unsettled mortgage-backed securities	4,014	—
Non-recourse collateralized financing	8,788	10,786
Derivative liabilities	48,240	35,898
Accrued interest payable	2,067	1,947
Accrued dividends payable	14,878	15,622
Other liabilities	4,762	3,646
Total liabilities	3,593,789	3,081,009

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding ($57,500 aggregate liquidation preference)	$55,407	$55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding($56,250 aggregate liquidation preference)	54,251	54,251
Common stock, par value $.01 per share, 200,000,000 shares authorized; 54,084,611 and 54,739,111 shares issued and outstanding, respectively	541	547
Additional paid-in capital	758,230	763,935
Accumulated other comprehensive income	4,691	21,316
Accumulated deficit	(297,867)	(288,154)
Total shareholders' equity	575,253	607,302
Total liabilities and shareholders’ equity	$4,169,042	$3,688,311

Book value per common share	$8.53	$9.02

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Mortgage-backed securities	$24,196	$26,995	$47,923	$53,897
Mortgage loans held for investment, net	331	723	703	1,462
	24,527	27,718	48,626	55,359
Interest expense:
Repurchase agreements and FHLB advances	5,506	6,548	10,852	14,159
Non-recourse collateralized financing	36	24	61	46
	5,542	6,572	10,913	14,205

Net interest income	18,985	21,146	37,713	41,154
Gain (loss) on derivative instruments, net	17,090	(23,074)	(8,233)	(36,496)
Loss on sale of investments, net	(1,491)	(477)	(183)	(3,784)
Fair value adjustments, net	20	88	59	119
Equity in income of limited partnership	711	—	733	—
Other (expense) income, net	(99)	137	(88)	212
General and administrative expenses:
Compensation and benefits	(2,351)	(2,329)	(4,467)	(4,881)
Other general and administrative	(2,403)	(1,490)	(4,544)	(3,057)
Net income (loss)	30,462	(5,999)	20,990	(6,733)
Preferred stock dividends	(2,294)	(2,294)	(4,588)	(4,588)
Net income (loss) to common shareholders	$28,168	$(8,293)	$16,402	$(11,321)

Other comprehensive income:
Change in unrealized (loss) gain on available-for-sale investments	$(42,027)	$33,114	$(18,722)	$57,080
Reclassification adjustment for loss on sale of investments, net	1,491	477	183	3,784
Reclassification adjustment for de-designated cash flow hedges	857	1,608	1,914	3,896
Total other comprehensive (loss) income	(39,679)	35,199	(16,625)	64,760
Comprehensive (loss) income to common shareholders	$(11,511)	$26,906	$(223)	$53,439

Weighted average common shares	$54,574	$54,711	$54,687	$54,669
Net income (loss) per common share-basic and diluted	$0.52	$(0.15)	$0.30	$(0.21)

DYNEX CAPITAL, INC.
KEY FINANCIAL MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

		2Q2015		1Q2015		4Q2014		3Q2014		2Q2014
Net income (loss) per common share		$0.52	$(0.21)			$0.03		$0.52	$(0.15)
Core net operating income per common share (1)		$0.21		$0.23		$0.23		$0.25		$0.26
Comprehensive (loss) income per common share	$(0.21)			$0.21		$0.11		$0.26		$0.49
ROAE (annualized)		23.3%		(9.5)%		1.1%		22.7%		(6.7)%
Adjusted ROAE (annualized) (1)		9.6%		9.9%		10.1%		11.0%		11.3%
Dividends per common share		$0.24		$0.24		$0.25		$0.25		$0.25
Book value per common share, end of period		$8.53		$8.96		$9.02		$9.14		$9.12
Debt to shareholders' equity ratio, end of period	6.2	x	5.7	x	5.1	x	5.2	x	5.7	x
Average interest earning assets		$3,748,536		$3,577,644		$3,529,711		$3,820,898		$3,944,154
Average interest bearing liabilities		$3,320,760		$3,111,783		$3,054,355		$3,364,225		$3,466,651
Net interest income		$18,985		$18,728		$18,634		$19,942		$21,146
Adjusted net interest income (1)		$18,049		$18,923		$19,019		$19,113		$20,082
Effective yield by investment type (2):
RMBS		1.82%		1.88%		1.87%		1.82%		1.85%
CMBS		3.38%		3.70%		4.09%		4.45%		4.66%
CMBS IO		3.86%		3.83%		3.94%		4.14%		4.21%
Mortgage loans held for investment		4.24%		4.13%		4.68%		5.16%		5.17%
Effective yield-total portfolio		2.63%		2.62%		2.64%		2.73%		2.79%
Annualized cost of funds		0.66%		0.69%		0.72%		0.70%		0.75%
Net interest spread		1.97%		1.93%		1.92%		2.03%		2.04%
Effective borrowing rate (1)		0.77%		0.66%		0.67%		0.80%		0.87%
Adjusted net interest spread (1)		1.86%		1.96%		1.97%		1.93%		1.92%

(1)	Non-GAAP financial measures are reconciled in the supplement to this release.

(2)	Effective yield is weighted by the average balance of investments which is calculated using daily amortized cost basis.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
GAAP net income (loss) to common shareholders	$28,168	$(11,766)	$1,379	$28,572	$(8,293)
Amortization of de-designated cash flow hedges (1)	857	1,057	1,449	1,442	1,608
Change in fair value of derivative instruments, net (2)	(18,883)	24,461	20,675	(7,113)	20,402
Loss (gain) on sale of investments, net	1,491	(1,308)	(10,950)	(9,057)	477
Fair value adjustments, net	(20)	(39)	(45)	(42)	(88)
Core net operating income to common shareholders	$11,613	$12,405	$12,508	$13,802	$14,106

Core net operating income per common share	$0.21	$0.23	$0.23	$0.25	$0.26
Average common equity during the period	$483,546	$497,626	$501,553	$503,861	$497,864
ROAE, calculated using annualized GAAP net (loss) income	23.3%	(9.5)%	1.1%	22.7%	(6.7)%
Adjusted ROAE, calculated using annualized core net operating income	9.6%	9.9%	10.1%	11.0%	11.3%
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

(2)	Amount is net of any realized gains (losses) recognized during the period presented.

	Three Months Ended
	June 30, 2015		March 31, 2015		December 31, 2014
	Amount	Yield/Rate	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$24,527	2.63%	$24,099	2.62%	$24,286	2.64%
GAAP interest expense/annualized cost of funds (1)	5,542	0.66%	5,371	0.69%	5,652	0.72%
Net interest income/spread	18,985	1.97%	18,728	1.93%	18,634	1.92%

GAAP interest expense/annualized cost of funds (1)	$5,542	0.66%	$5,371	0.69%	$5,652	0.72%
Amortization of de-designated cash flow hedges (2)	(857)	(0.10)%	(1,057)	(0.14)%	(1,449)	(0.19)%
Net periodic interest costs of derivative instruments	1,793	0.21%	862	0.11%	1,064	0.14%
Effective borrowing cost/rate	6,478	0.77%	5,176	0.66%	5,267	0.67%

Adjusted net interest income/spread	$18,049	1.86%	$18,923	1.96%	$19,019	1.97%

(1)	Rates shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	September 30, 2014		June 30, 2014
	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$26,000	2.73%	$27,718	2.79%
GAAP interest expense/annualized cost of funds (1)	6,058	0.70%	6,572	0.75%
Net interest income/spread	19,942	2.03%	21,146	2.04%

GAAP interest expense/annualized cost of funds (1)	$6,058	0.70%	$6,572	0.75%
Amortization of de-designated cash flow hedges (2)	(1,442)	(0.17)%	(1,608)	(0.18)%
Net periodic interest costs of derivative instruments	2,271	0.27%	2,672	0.30%
Effective borrowing cost/rate	6,887	0.80%	7,636	0.87%

Adjusted net interest income/spread	$19,113	1.93%	$20,082	1.92%

(1)	Rates shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.